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                                                                     EXHIBIT 2.1

                               AGREEMENT OF MERGER

                                       OF

                               CISCO SYSTEMS, INC.

                                       AND

                                 NETIVERSE, INC.


     This Agreement of Merger, dated as of the 4th day of August 2000 ("Merger Agreement"), between Cisco Systems, Inc., a California corporation ("Acquiror"), and Netiverse, Inc., a Delaware corporation ("Target").

                                    RECITALS

     A. Target was incorporated in the State of Delaware on August 4, 1999 and on the date hereof has outstanding 6,071,800 shares of Common Stock ("Target Common Stock") and 4,100,000 shares of Series A Preferred Stock (the "Target Preferred Stock" and, together with the shares of Target Common Stock, the "Target Shares").

     B. Acquiror and Target have entered into an Agreement and Plan of Reorganization (the "Agreement and Plan of Reorganization") providing for certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby. This Merger Agreement and the Agreement and Plan of Reorganization are intended to be construed together to effectuate their purpose.

     C. The Boards of Directors of Target and Acquiror deem it advisable and in their mutual best interests and in the best interests of the stockholders of Target, that Target be acquired by Acquiror through a merger ("Merger") of Target with and into Acquiror.

     D. The Boards of Directors of Acquiror and Target and the stockholders of Target have approved the Merger.

                                   AGREEMENTS

     The parties hereto hereby agree as follows:

     1. Target shall be merged with and into Acquiror, and Acquiror shall be the surviving corporation (the "Surviving Corporation").

     2. The Merger shall become effective at such time (the "Effective Time") as this Merger Agreement and the officers' certificate of Target is filed with the Secretary of State of the State of California pursuant to Section 1103 of the Corporations Code of the State of California.

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     3.   At or immediately prior to the Effective Time of the Merger, each share of Target Preferred Stock shall convert into Target Common Stock, contingent upon the consummation of the Merger. At the Effective Time of the Merger (i) all Target shares that are owned directly or indirectly by Target or any subsidiary of Target or by Acquiror shall be cancelled, and no securities of Acquiror or other consideration shall be delivered in exchange therefor, (ii) each of the issued and outstanding shares of Target Common Stock (other than shares, if any, held by persons who have not voted such shares for approval of the Merger and with respect to which such persons shall become entitled to exercise dissenters' rights in accordance with the Delaware General Corporation Law, referred to hereinafter as "Dissenting Shares") shall be converted automatically into and exchanged for (a) 0.2511 shares of Acquiror Common Stock; and (b) the right to receive, if the Surviving Corporation meets certain performance milestones, a number of shares of Acquiror Common Stock equal to $35,000,000, divided by the product derived by multiplying (1) the number of shares of Target Common Stock outstanding at the Effective Time plus the number of shares of Target Common Stock subject to warrants, options, convertible securities or other rights or obligations that require Target to issue shares of its capital stock (excluding authorized but unissued options and Target Common Stock issuable upon conversion of a convertible subordinated discount note issued in favor of Acquiror) and (2) the average closing price of Acquiror Common Stock for the ten consecutive trading days ending on the date on which the milestones are achieved. Those shares of Acquiror Common Stock to be issued as a result of the Merger are referred to herein as the "Acquiror Shares."

     4. Any Dissenting Shares shall not be converted into Acquiror Common Stock but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the law of the State of Delaware. If after the Effective Time any Dissenting Shares shall lose their status as Dissenting Shares, then as of the occurrence of the event which causes the loss of such status, such shares shall be converted into Acquiror Common Stock in accordance with Section 3.

     5. Notwithstanding any other term or provision hereof, no fractional shares of Acquiror Common Stock shall be issued, but in lieu thereof each holder of Target Shares who would otherwise, but for rounding as provided herein, be entitled to receive a fraction of a share of Acquiror Common Stock shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the per share market value of Acquiror Common Stock multiplied by the fraction of a share of Acquiror Common Stock to which such holder would otherwise be entitled.

     6. The conversion of Target Common Stock into Acquiror Common Stock as provided by this Merger Agreement shall occur automatically at the Effective Time of the Merger without action by the holders thereof. The conversion of Target Preferred Stock into Target Common Stock shall occur at or immediately prior to the Effective Time at the option of the holders thereof. Each holder of Target Common Stock and Target Preferred Stock so converted shall thereupon be entitled to receive shares of Acquiror Common Stock in accordance with the Agreement and Plan of Reorganization, as set forth above.

     7. At the Effective Time of the Merger, the separate existence of Target shall cease, and Acquiror shall succeed, without other transfer, to all of the rights and properties of


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Target and shall be subject to all the debts and liabilities thereof in the same manner as if Acquiror had itself incurred them. All rights of creditors and all liens upon the property of each corporation shall be preserved unimpaired, provided that such liens upon property of Target shall be limited to the property affected thereby immediately prior to the Effective Time of the Merger.

     8. This Merger is intended as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

     9. (a) The Articles of Incorporation of Acquiror as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation unless and until thereafter amended.

          (b) The Bylaws of Acquiror as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation unless and until amended or repealed as provided by applicable law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

          (c) The directors and officers of Acquiror immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

     10. (a) Notwithstanding the approval of this Merger Agreement by the stockholders of Target, this Merger Agreement shall terminate forthwith in the event that the Agreement and Plan of Reorganization shall be terminated as therein provided.

          (b) In the event of the termination of this Merger Agreement as provided above, this Merger Agreement shall forthwith become void and there shall be no liability on the part of Target or Acquiror or their respective officers or directors, except as otherwise provided in the Agreement and Plan of Reorganization.

          (c) In the event of the termination of this Merger Agreement as provided above, each share of Target Preferred Stock shall not convert into Target Common Stock, and each share of Target Common Stock shall not convert into Acquiror Shares.

          (d) This Merger Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

          (e) This Merger Agreement may be amended by the parties hereto any time before or after approval hereof by the stockholders of Target, but, after such approval, no amendments shall be made which by law require the further approval of such stockholders without obtaining such approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.


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     IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first written above.


                                        CISCO SYSTEMS, INC.



                                        By: /s/ JOHN T. CHAMBERS
                                           -------------------------------------
                                           John T. Chambers, President


                                        By: /s/ LARRY R. CARTER
                                           -------------------------------------
                                           Larry R. Carter, Secretary



                                        NETIVERSE, INC.


                                        By: /s/ GURURAJ SINGH
                                           -------------------------------------
                                           Gururaj Singh, President and
                                           Chief Executive Officer


                                        By: /s/ WILLIAM M. NELSON
                                           -------------------------------------
                                           William M. Nelson, Secretary




                     [SIGNATURE PAGE TO AGREEMENT OF MERGER]


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